EXHIBIT NO.: 10.44

SECOND AMENDED AND RESTATED

PROMISSORY NOTE

Salt Lake City, Utah

$6,888,092.28	January 1, 2014

TRONCO ENERGY CORPORATION, a Delaware corporation, (“Maker”) for value received, promises and agrees to pay to the order of ACF PROPERTY MANAGEMENT, INC., a California corporation (“ACF”) (as Assignee from FORTUNA ASSET MANAGEMENT, L.L.C.) (“FAM”)) or Assigns (herein called “Lender” which term shall herein in every instance refer to the owner or holder of this Note), at 12411 Ventura Blvd., Studio City, California 91604, or at such other place as Lender may hereafter designate in writing, in lawful money of the United States of America, the principal sum of SIX MILLION EIGHT HUNDRED EIGHTY EIGHT THOUSAND NINETY TWO AND 28/100 DOLLARS ($6,888,092.28) (the “Loan”), or so much thereof as may be outstanding from time to time under the terms and limitations of the Loan Agreement dated August 10, 2007 between FAM, Maker and Philco Exploration, LLC, as amended by that certain First Amendment to Loan Agreement August 10, 2007 dated December 10, 2007 (“First Amendment”); and as further amended by the Second Amendment to Loan Agreement August 10, 2007 dated June 15, 2009 (“Second Amendment”); and as further amended by the Third Amendment to Loan Agreement August 10, 2007 dated December __, 2013 (the “Third Amendment”) (collectively, the “Agreement”), together with interest accruing during the term hereof on the principal balance from time to time outstanding until paid, at an annual rate of eleven percent (11%) per annum. All defined terms contained herein shall have the same meaning as contained in the Agreement except where otherwise specifically provided herein. Interest shall be calculated on the average daily outstanding principal balance. Upon Maturity (defined hereinbelow) or upon an Event of Default (defined hereinbelow) by Maker, the principal balance hereof and all accrued but unpaid interest shall bear interest at the rate of twenty-three percent (23%) per annum (“Default Rate”).

From and after the date hereof, the outstanding principal balance of this Note and the Loan described in the Agreement is and shall be a fixed term loan and no further advances will be made under the terms of this Note or under the terms of the Agreement, provided however additional sums may be added to the principal balance of this Note, from time to time, as provided for hereinbelow.

The principal of this Note has been fully advanced to the Maker hereof prior to the date hereof.

Maker shall pay accrued interest at the rate specified hereinabove and calculated as specified hereinabove monthly, in arrears, commencing on the first (1st) day of the month after the date of this Note and continuing regularly thereafter on the first (1st) day of each succeeding month until Maturity.

Maker shall repay the outstanding principal balance due (together with accrued interest thereon) under this Note as follows,

(1)	Monthly payments of principal and accrued interest in the amount of $83,150.85 commencing on February 1, 2014 and on the first day of each succeeding month thereafter until the Note is fully repaid (“Monthly Payments”).

(2)	For such time as this Note remains unpaid, quarterly payments (i) on or before April 30 for the time period of January 1 through March 31; (ii) on or before July 31 for the time period of April 1 through June 30; (iii) on or before October 31 for the time period of July 1 through September 30; and (iv) on or before January 31 of the following year for the time period of October 1 through December 31 (commencing 2014 and thereafter), equal to 33% of the Free Cash Flow (as defined below) less the amount of Monthly Payments during such time period; provided, however, if such number is negative, then no payment shall be due for such time period under this provision. Whether or not any payments are due under this provision, Maker shall provide an accounting of the calculation thereof on or before the last date of the succeeding month.

(3)	All remaining principal and accrued but unpaid interest shall be due and payable on June 30, 2014 (the “Initial Maturity Date”) except to the extent such Initial Maturity Date is extended as per the provisions set forth hereinbelow.

(4)	If at the end of each Extension year as per the provisions set forth hereinbelow, Maker has not reduced the principal balance of this Note by at least $500,000.00, Maker shall make an additional payment equal to $500,000.00 less the difference between such current Extension year’s beginning and ending principal balance by January 15 following the end of such Extension year.

(5)	If Borrower fully repays all outstanding principal and accrued but unpaid interest due under this Note on or before December 31, 2014, then Borrower also shall pay Lender an additional amount of one percent (1%) of the outstanding principal balance of the Note as of January 1, 2014 unless Borrower has timely paid the First Extension fee as set forth below in which instance the 1% Additional Payment Fee is waived. If Borrower does not fully repay the Note until sometime between January 1, 2015 and December 31, 2015, Borrower also shall pay Lender two percent (2%) of the then outstanding principal balance of the Note as of January 1, 2015 unless Borrower has timely paid both the Second Extension Fee and the Third Extension Fee as set forth below in which instance the 2% Additional Payment Fee is waived. All of such payments shall be referred to herein as the “Additional Payment Fees”.

All payments made by Borrower shall be applied in the following order:

(1)	All outstanding fees and expenses due under this Note, the Agreement or any other Loan Document;

(2)	All accrued and unpaid interest; and

(3)	All outstanding and unpaid principal on the Note.

The principal balance of his Note, all accrued but unpaid interest, and all other amounts due under this Note, including the Additional Payment Fees (collectively the Indebtedness”), may be prepaid at any time from and after the date of this Note, either in whole or in part, without penalty. Further, Maker shall apply any proceeds received, directly or indirectly, by Maker or any of its affiliates, subsidiaries or shareholders to the principal balance due under this Note, up to full repayment of the Indebtedness from (i) the sale of any assets of Maker, Philco or any other subsidiary (including Tronco Ohio, LLC) and/or (ii) the consummation of that certain initial public offering whereby a portion of Superior Drilling Products, LLC’s (or any other affiliate of Superior Drilling Products, LLC) (collectively the “Corporation”) consummates an initial public offering, whereby its securities are publicly registered on a recognized United States national securities exchange and sold to various Persons in an amount of $25,000,000 or more (the “IPO”). For the purposes hereof, any prepayments upon the Indebtedness shall be applied in the manner and order as provided for in Section 2.4 of the Agreement.

Pursuant to the Third Amendment, Maker is entitled to extend the Initial Maturity Date of this Note by up to three (3) additional six (6) month periods (each an “Extension”) beginning on the Initial Maturity Date upon Maker’s giving written notice to Lender of at least thirty (30) days prior to the date of each Extension as follows:

(a) if Maker elects to so extend the Initial Maturity Date (“First Extension”) of this Note to December 31, 2014 and gives Lender written notice thereof on or before June 1, 2014, the payment by Maker to Lender for such First Extension shall be equal to 1.5% of the then outstanding principal balance due upon this Note as of June 15, 2014, with payment of said 1.5% fee to be paid on or before July 1, 2014;

(b) if Maker elects to extend the Maturity Date of this Note for a second additional six (6) month period to June 30, 2015 (“Second Extension”) and gives Lender written notice thereof by December 1, 2014, the payment by Maker to Lender for such Second Extension shall be equal to 2% of the then outstanding principal balance due upon this Note as of December 15, 2014, with payment of said 2% fee to be paid on or before January 25, 2015; and

(c) if Maker elects to extend the Maturity Date of this Note for a third additional six (6) month period to December 31, 2015 (“Third Extension”) and gives Lender written notice thereof by June 1, 2015, the payment by Maker to Lender for such Third Extension shall be equal to 2.5% of the then outstanding principal balance due upon this Note as of June 15, 2015, with payment of said 2.5% fee to be paid on or before July 1, 2015.

All of the foregoing Extension payments shall be hereinafter referred to as “Extension Fees”.

The rights of Maker herein to so extend shall be only exercisable by Maker in the event Maker is not otherwise in default under the terms of this Note, any Loan Document or of the Agreement at the time such written notice to extend is given.

The term “EBITDA” shall mean the combined earnings before interest, taxes, depreciation and amortization of Superior Drilling Products, LLC and Superior Design and Fabrication, LLC calculated in accordance with the United States GAAP.

The term “Free Cash Flow” as defined herein shall mean 33% of the combined quarterly EBITDA of Superior Drilling Products, LLC and Superior Design and Fabrications, LLC.

The term “Maturity” or “Maturity Date” of the Note shall be the date upon which each permitted Extension ends if Maker chooses not to elect to extend for the permitted additional six (6) month period according to the terms provided hereinabove or the date upon which the last permitted Extension ends.

TIME IS OF THE ESSENCE IN REGARDS TO MAKER’S PAYMENT OBLIGATIONS HEREUNDER.

Notwithstanding the above, Lender reserves the right hereunder to declare this Note due and payable in full at any time prior to Maturity if Maker or the Corporation consummates an IPO. In such event, the Indebtedness shall be immediately due and payable no later than two (2) business days after the date that Maker or the Corporation, as the case may be, receives funding from such IPO.

Additionally, and not in lieu of the above, the Indebtedness shall become immediately due and payable , in the event any shareholder of Maker, SDP and/or SDF owning 10% or more of the outstanding common stock of Maker, SDP and/or SDF (other than the Lender) sells, transfers and/or conveys any shares of the common stock of Maker, SDP and/or SDF) held in the name of such shareholder, either directly or indirectly, to a third party person (not already an existing shareholder of Maker, SDP and/or SDF, or an affiliate thereof or not directly or indirectly owned by Troy Meier and/or Annette Meier), unless the Maker, SDP and/or SDF has obtained the prior written consent of the Lender to such proposed transaction.

If a payment on this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of California on which day Lender is not open for business, such payment shall be made on the next succeeding business day of Lender, unless the effect of such extension would be to carry the payment over to the next calendar month, in which case such payment shall be due on the preceding business day of Lender, and such extension or reduction of time shall in such case be included in computing interest in connection with such payment. All sums required to paid hereunder shall be applied first to any sums expended by Lender to preserve or protect the collateral securing this Note (including advances, if any, made to pay the taxes thereon), then to any reasonable attorneys’ fees incurred by Lender in enforcing the provision of this Note or any document securing same, if any, then to accrued interest and then to principal, except that Maker may prepay any principal amount prior to its due date. Provided however, if at any time Lender receives, from Maker or otherwise, any amount applicable to the Loan which is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Maker agrees that neither Lender’s acceptance of a payment from Maker in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

To the extent permitted by applicable law, if any monthly installment due hereunder is not received by Lender on or before the 5th day of each month or if any other amount payable under this Note, the Deed(s) of Trust or any other Loan Document is not received by Lender within 5 days after the date such amount is due, counting from and including the date such amount is due, Maker shall pay to Lender, immediately and without demand by Lender, a late charge equal to five percent (5%) of such monthly installment or other amount due. Maker acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan evidenced by this Note, and that it is extremely difficult and impractical to determine those additional expenses. Maker agrees that the late charge payable pursuant to this Paragraph represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate as set forth above.

Any accrued but unpaid interest from and after the date when due upon this Note, at the option of Lender, shall be capitalized at the end of the month when such interest is due and shall be added to the principal balance of this Note and such capitalized sum shall bear interest in accordance with the terms of this Note at the Default Rate provided for hereinabove from the date when such sum was originally due and payable hereunder.

Maker agrees to pay an effective rate of interest equal to the sum of the interest rate provided for in this Note and any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Loan and any other fees or amounts to be paid by Maker pursuant to any of the other Loan Documents. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the maximum interest rate permitted to be charged under applicable law. If any applicable law limiting the amount of interest or other charges permitted to be collected from Maker in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Maker is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Maker has been violated, all indebtedness that constitutes interest, as well as other charges made in connection with the indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

If an “Event of Default” (as defined below) be made in the performance of Maker under this Note, then the Lender may, at Lender’s option, declare the entire unpaid principal hereof and all accrued interest on this Note immediately due and payable without additional notice, demand or presentment, all of which are hereby waived, and upon such Lender hereof shall have the right to foreclosure or otherwise enforce all liens or security interest securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the Lender to Maker. Failure of the Lender to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent “Event of Default”.

For purposes hereof, an “Event of Default” shall mean:

(1)	the failure by Maker to perform any obligation to pay principal or interest when due under the Note after receipt of written notice of such failure to pay and after the expiration of a five (5) day grace period,

(2)	the failure by Maker or any other obligor to perform any other obligation or to pay any other sum when due under the terms of the Note, each Master Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement (Multi-State Oil and Gas Interests) (the “Deed(s) of Trust”), the Meier Family, L.P. D/T, the Security Agreement/Pledge Agreement(s), the Debenture(s), the SECURITY AGREEMENT-PLEDGE(S), (and/or Owner’s Consent(s) to Pledge), the Life Insurance Agreement, the Agreement, as amended, and any other Loan Document, or

(3)	Maker’s, SDP’s and/or SDF’s assignment for the benefit of creditors or becoming the subject of any voluntary of involuntary bankruptcy proceeding,

(4)	The filing of any bankruptcy proceeding, either voluntary or involuntary by or against any Guarantor of this Note as same are described in the Agreement, as amended.

Except as otherwise provided hereinabove, Maker and each surety, guarantor endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to accelerate, notice of intent to demand, diligence in collecting, and grace, and consent to all extensions without notice for any period or periods of time and partial payments, before or after Maturity, without prejudice to the Lender. The Lender shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice of any other party, and to grant any such party an extensions of time for payment of any of said indebtedness, or to release part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

If the Lender expends any effort in any attempt to enforce payment of all or any part or installment of any sum, either principal and/or interest, due and the Lender, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all reasonable collection costs and fees incurred by the Lender, including reasonable attorney’s fees and expenses.

This Note is made and is deemed performable at 12411 Ventura Blvd., Studio City, Los Angeles County, California 91604, and Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money on this Note, jointly and severally waive the right to be sued hereon elsewhere. This Note shall be governed by and construed in accordance with the laws of the State of Utah.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Lender and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Lender except to the extent that actual cash proceeds of such instruments are unconditionally received by the Lender and applied to this indebtedness in the manner elsewhere herein provided.

It is the intention of the parties to comply strictly with applicable usury laws of the State of Utah, if any; accordingly, notwithstanding any provision to the contrary in this Note or in any of the documents securing the payment hereof or otherwise relating hereto, in no event shall this Note or such documents require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken reserved or received in connection with the loan evidenced by this Note or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by Lender or any other person to Marker or any other person, or in the event all or part of the principal or interest hereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstances whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Maker nor any other person or entity now or hereafter liable for the payment of this Note shall be obligated to pay the amount of interest permitted by applicable laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if this Note has been or would be paid in full by such credit, refunded to Maker, and (iv) the provision of this Note and the document securing the payment hereof and otherwise relating hereto, and any communication to Maker, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, collected, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document, and any communication relating to this Note and the Loan.

This Note is secured by the following, to wit:

1.	Deed(s) of Trust dated August 10, 2007 from Maker and/or Philco Exploration, LLC to Barry L. Racusin, Trustee for the benefit of Lender filed of record under Uintah County Recorder No. 2007009552, over and upon various oil and gas lease(s) and/or other mineral interest(s), now owned and/or hereafter acquired in Utah (“Leases”), all as more fully described therein;

2.	Deed of Trust dated August 17, 2007 from the Meier Family Limited Partnership (“Meier Family, L.P.”) to Advance(d) Title Company, Inc. as Trustee, filed of record under Uintah County Recorder No. 2007009529 (“the Meier Family, L.P. D/T”) over and upon certain real property interest described as follows, to wit:

A.	05-132-0134

Lot 1, ROPER'S INDUSTRIAL PARK, a Planned Unit Development, according to the official plat thereof on file in the office of the Recorder, Uintah County, Utah together with a 25% interest in1700 East Circle Street.

B.	05-132-0135

Lot 2, ROPER’S INDUSTRIAL PARK, a Planned Unit Development, according to the official plat thereof on file in the office of the Recorder, Uintah County, Utah Together with a 25% interest 1700 East Circle Street.

C.	05-132-0136

Lot 3, ROPER’S INDUSTRIAL PARK, a Planned Unit Development, according to the official plat thereof on file in the office of the Recorder, Uintah County, Utah Together with a 25% interest 1700 East Circle Street.

D.	05-132-0137

Lot 4, ROPER’S INDUSTRIAL PARK, a Planned Unit Development, according to the official plat thereof on file in the office of the Recorder, Uintah County, Utah Together with a 25% interest 1700 East Circle Street.

The Real Property or its address (subsections 1, 2, 3 and 4 above) is commonly known as 1545/1583/1586/1540 South 1700 East Circle, Vernal, Utah 84078.

E.	Lots 15 & 16 of Brooklane Subdivision, being a part of Section 31, Township 4 South, Range 22 East, Salt Lake Meridian, being the same property as described in that certain WARRANTY DEED filed of record under Uintah County Recorder Entry No. 2007008500 (Book 1044, Page 378).

3.	That certain Security Agreement/Pledge Agreement(s) dated August 10, 2007 between FAM, Maker and/or Philco Exploration, LLC, as the case may be, covering the Reserve Account as required pursuant to Section 1.7 of the Agreement.

4.	Deed(s) of Trust from Maker and/ Philco to Barry L. Racusin, Trustee over and upon various oil and gas interests in the State of Ohio in the following counties as specified, to wit:

A.	In Ashtabula County, under that certain Deed of Trust filed of record under Ashtabula County Recorder No. 200700016657 on the 13th day of December 2007.
B.	In Portage County under that certain Deed of Trust filed of record under Portage County Recorder No. 200726836 on the 13th day of December 2007.
C.	In Stark County under that certain Deed of Trust filed of record under Stark County Recorder No. 200712130064969 on the 13th day of December 2007.
D.	In Muskingum County under that certain Deed of Trust filed of record under Muskingum County Recorder No. 200700018268 on the 14th day of December 2007.
E.	In Licking County under that certain Deed of Trust filed of recorded under Licking County Recorder No. 200806040012968 on the 4th day of June 2008.

5.	SECURITY AGREEMENT-PLEDGE(S) of 100 percent (100%) of the membership interest in and to:

A.	Superior Drilling Products, LLC by its constituent members, Meier Management Company, LLC and Meier Family Holding Company, LLC dated June 15, 2009; and

B.	Superior Design and Fabrication, LLC (SDF) by its member, Meier Management Company, LLC dated as of the same date as this Note.

This Note is given in reinstatement, renewal and extension of that certain Amended and Restated Promissory Note dated June 15, 2009 from Maker to FAM in the original principal amount of $9,284,378.34 (“Prior Note”), said Prior Note being secured by various collateral including the Deed(s) of Trust hereinabove described which Deed(s) of Trust liens are hereby expressly acknowledged by Maker hereof to be valid and subsisting liens on and against the properties therein described, and is expressly agreed that the said Deed(s) of Trust liens are hereby, renewed, extended and continued in full force and effect to secure the payment of this Note. Borrower had repaid an amount equal to $2,396,286.06 of the principal balance of the Prior Note as of the date hereof, which provides for a remaining principal balance of this Note equal to $6,888,092.28.

This Note is dated as of the date set forth first above. In the event of a conflict between this Note and the Agreement, as amended, the terms of the Agreement, as amended, shall be deemed controlling.

NOTICE OF NO ORAL AGREEMENTS. THIS DOCUMENT AND ALL OTHER LOAN DOCUMENTS RELATING TO THIS LOAN OR REFERRED TO ABOVE TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS LOAN.

TRONCO ENERGY CORPORATION

By:	/s/ Troy Meier
G. Troy Meier, President

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